Exhibit 99.1
FOR IMMEDIATE RELEASE:

DATE: July 11, 2019

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
KENNAMETAL INITIATES RESTRUCTURING ACTIONS

•	Announces intent to close its Essen and Lichtenau manufacturing facilities and its Neunkirchen distribution center, all in Germany

•	Company also announces decision to close its manufacturing facility in Irwin, PA

•	Restructurings are part of ongoing simplification/modernization initiative to reduce global complexity, increase efficiency and improve customer service

•	Actions advance the Company toward its fiscal 2021 financial targets
PITTSBURGH, July 11, 2019 – Kennametal Inc. (NYSE: KMT) today announced several restructuring actions that would facilitate a simplified and leaner structure, while further positioning the Company for long-term profitable growth.

As part of its ongoing simplification/modernization initiative, the Company is optimizing its operations globally, including footprint rationalization. The Company’s proposal is to close its manufacturing facilities in Essen and Lichtenau as well as its distribution center in Neunkirchen, all in Germany. Additionally, the Company announced its decision to close its manufacturing facility in Irwin, PA.

“The proposed measures are difficult but necessary to achieve structural improvements, further improve operational efficiency and continue to drive value for shareholders,” said President and Chief Executive Officer, Christopher Rossi. “We recognize the effect on our employees and will work closely with their representatives to support them throughout this transition.”

These restructuring actions advance the Company toward the fiscal 2021 financial targets announced at its most recent Investor Day. They are also part of the previously announced goal of reducing plants through simplification/modernization, with additional plants currently under evaluation.

The proposed restructurings are expected to be executed over the next two years. Facility closures in fiscal 2020 are part of the current restructuring action, which in total are expected to deliver estimated annualized savings of $35 - $40 million and $55 - $65 million in pre-tax charges.

Fiscal 2021 closures would result in further structural cost reductions with estimated annualized savings of $25 - $30 million. Most of these savings will be achieved in fiscal 2021 with full run rate savings being realized in fiscal 2022. The Company is expected to incur pre-tax charges of $60 - $75 million through fiscal 2020 and 2021 for this restructuring. These charges are primarily cash with the majority being spent in fiscal 2021.

Under the proposed measures, the Company would consolidate its Essen and Lichtenau operations, including both Kennametal and WIDIA branded products, into other lower-cost Kennametal Industrial facilities. The Irwin operations would be consolidated primarily into the newly modernized Infrastructure plant in Rogers, AR.

Kennametal also proposed plans to outsource the distribution operations in its Neunkirchen and Essen facilities to a third-party logistics specialist.

The closure plans are contingent on the negotiations with the relevant employee representatives.

The Company will continue to maintain a strong presence in Germany, including planned modernization investments in other Kennametal locations in the country.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2018. Learn more at www.kennametal.com.
Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

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